Exhibit (a)(3)

                   Neuberger Berman Advisers Management Trust

                        Amendment to the Trust Instrument

         The undersigned, being the duly appointed Secretary of Neuberger Berman Advisers Management Trust (the "Trust"), a Delaware business trust, hereby certifies that the title on the first page, Article I, paragraph (l), and the title on Schedule A of the Trust Instrument dated May 23, 1994, was amended as follows by the vote of the Trustees of the Trust, pursuant to Article X, Section 8 of the Trust Instrument, at a meeting of the Trustees on August 26, 1998 (new text is bold, deleted text is struck through):

1.       Title on the first page of the Trust Instrument:


           [begin strikethrough] Neuberger & Berman [end strikethrough]
        [begin bold] Neuberger Berman [end bold] Advisers Management Trust
                                Trust Instrument

2. Article I, paragraph (l): "Trust" means [begin strikethrough] Neuberger & Berman [end strikethrough] [begin bold] Neuberger Berman [end bold] Advisers Management Trust established hereby, and reference to the Trust, when applicable to one or more Series, refers to that Series;

3.       Schedule A:

         Schedule A to trust  instrument of [begin bold]  Neuberger  Berman [end
         bold]  [begin   strikethrough]   Neuberger&Berman  [end  strikethrough]
         Advisers Management Trust

         In Witness whereof, the undersigned has executed this instrument this 9th day of November, 1998.



                                            /s/ Claudia A. Brandon
                                            ________________________________
                                            Claudia Brandon
                                            Secretary
                                            Neuberger Berman Advisers
                                            Management Trust